UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2015

BANC OF CALIFORNIA, INC.

(Exact name of Registrant as specified in its Charter)

Maryland	001-35522	04-3639825
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

18500 Von Karman Avenue, Suite 1100, Irvine, California		92612
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (855) 361-2262

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On May 15, 2015, Banc of California, Inc. (the “Company”) held its 2015 Annual Meeting of Stockholders (the “Annual Meeting”). The results of the items voted on at the Annual Meeting are as follows:

Proposal I:	Election of two directors, each for a three-year term:

Nominee	Votes For	Votes Withheld	Broker Non-Votes
Chad T. Brownstein	14,902,734	10,093,313	6,492,116
Jeffrey Karish	22,228,941	2,767,105	6,492,116

The Company’s directors are elected by a plurality of the votes cast. Accordingly, each of the director nominees named above was elected.

Proposal II:	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015:

Votes For	Votes Against	Abstentions	Broker Non-Votes
31,336,321	40,881	110,961	0

The vote required to approve this proposal was the affirmative vote of a majority of the votes cast on the proposal. Accordingly, this proposal was approved.

Item 8.01 Other Events.

On May 19, 2015, the Company announced that its Board of Directors has declared a quarterly dividend payment on the Company’s Series C Preferred Stock in the aggregate amount of $805,000 representing an annualized yield of 8% on the liquidation preference amount for outstanding shares. The dividend will be payable on June 15, 2015 to the holders of record as of June 1, 2015 of the depositary shares relating to the underlying Series C Preferred Stock.

On May 19, 2015, the Company also announced that its Board of Directors has declared a quarterly dividend payment on the Company’s Series D Preferred Stock in the aggregate amount of $1,427,284.43 representing an annualized yield of 7.375% on the liquidation preference amount for outstanding shares. This first quarterly dividend payment on the Series D Preferred Stock is pro-rated for the period beginning with the original issue date of April 8, 2015 and ending on June 14, 2015. The dividend will be payable on June 15, 2015 to the holders of record as of June 1, 2015 of depositary shares relating to the underlying Series D Preferred Stock.

A copy of the press release is attached hereto as Exhibit 99.1

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANC OF CALIFORNIA, INC.

Date: May 19, 2015	By:	/s/ John C. Grosvenor
John C. Grosvenor
Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

EX-99.1	Press Release of Banc of California, Inc., dated May 19, 2015.

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